Exhibit 4.14
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
AMYRIS, INC.
Amyris, Inc., a corporation organized and existing under and by virtue of the General Corporation
Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THE FOLLOWING:

FIRST:    That the name of the Corporation is Amyris, Inc.

SECOND:     That the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware is April 15, 2010 under the name Amyris Biotechnologies, Inc.

THIRD:     That, at a meeting of the Board of Directors of the Corporation (the “Board”), the Board duly adopted resolutions setting forth the following proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing the Corporation to submit said amendment to the next annual meeting of the stockholders of said Corporation for consideration thereof, and that, thereafter, pursuant to such resolutions, the Corporation submitted the amendment to the stockholders of the Corporation at such annual meeting of the stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of said amendment:

Section 1 of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“1. Total Authorized. The total number of shares of all classes of stock that the corporation has authority to issue is Four Hundred Fifty-Five Million (455,000,000) shares, consisting of two classes: Four Hundred Fifty Million (450,000,000) shares of Common Stock, $0.0001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.0001 par value per share.”

FOURTH:     That said amendment was duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the
Restated Certificate of Incorporation to be signed by its General Counsel and Secretary this 28th day of May, 2021 and the foregoing facts stated herein are true and correct.

AMYRIS, INC.

By: /s/ Nicole Kelsey
Name: Nicole Kelsey
Title: General Counsel and Secretary